Exhibit 99.1

May 6, 2011

YRC Worldwide Achieves Continued Year-over-Year First Quarter Operating Improvement

•	YRC National shipments per day up 6.3% and revenue per shipment up 3.3%

•	YRC Regional shipments per day up 9.8% and revenue per shipment up 7.7%

•	YRC Worldwide has engaged Morgan Stanley to arrange a $400 million Asset-Based Loan Facility as part of its overall restructuring

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today reported a net loss of $102 million and $2.14 loss per share for the first quarter of 2011, which represents an improvement from the net loss of $274 million and $13.15 loss per share reported for the first quarter of 2010.

Consolidated operating revenue for the first quarter of 2011 was $1.1 billion and consolidated operating loss was $68 million. The first quarter 2011 operating revenue and operating loss were impacted by extreme winter weather and included $8 million of restructuring professional fee expenses. In addition, the company recorded a 2011 first quarter charge of $17 million to increase its self-insured claims reserve, primarily related to workers’ compensation claims, which occurred during or were open and unsettled at the 2009 integration of the Yellow and Roadway network operations. As a comparison, the company reported consolidated operating revenue of $987 million for the first quarter of 2010 and an operating loss of $233 million, which included a $108 million charge for union employee equity awards, $12 million of restructuring professional fee expenses and an $11 million charge for prior years’ self-insured claims.

“We are pleased with the year-over-year growth in business volumes and adjusted EBITDA improvements at YRC National and across our Regional companies,” stated Bill Trubeck, Interim Executive Vice President, CFO and Treasurer of YRC Worldwide. “Our first quarter operating performance improved significantly once we moved past the severe winter weather in the first two months of the quarter. Excluding the insurance charge, we generated adjusted EBITDA in excess of $20 million for the month of March.”

During the first quarter of 2011, the company reported operating cash usage from operations of $46 million primarily due to $34 million in working capital requirements. Working capital changes included a $55 million increase in receivables due to the sequential growth in operating revenues and the seasonal timing of payment for certain operating expenses. Working capital requirements and the increase in the company’s cash balances described below were funded by utilizing revolver availability under the company’s credit agreement with net draws of $33 million and from the increased borrowing base under the asset-backed securitization (ABS) facility, which resulted in an additional $28 million in liquidity.

At March 31, 2011, the company reported cash and cash equivalents of $157 million, unrestricted availability of $8 million and unused restricted revolver reserves of $71 million, subject to the terms of the company’s credit agreement. As a comparison, at December 31, 2010, the company reported cash and cash equivalents of $143 million, unrestricted availability of $51 million and unused restricted revolver reserves of $71 million, subject to the terms of the company’s credit agreement.

During the quarter, a portion of asset sale proceeds were used to repay $10 million of credit agreement borrowings which reduced the revolver capacity by $7 million and the term loan by $3 million. At March 31, 2011, the company’s revolver capacity was $706 million, the term loan was $254 million and the ABS borrowing base was $218 million as compared to ABS capacity of $325 million.

Planned $400 Million Asset-Based Loan (ABL) Facility

Proceeds of the new three-year ABL would be used to increase liquidity and refinance the current ABS facility in connection with the company’s overall restructuring that was announced on April 29, 2011.

Additionally, as previously announced, the definitive agreements to support the company’s restructuring plan anticipate an infusion of $100 million in new capital and also contemplate that a portion of the company’s existing loans and other obligations will be exchanged for new securities with extended maturities, including the exchange of some obligations for equity.

Key Segment Information

First quarter 2011 compared to the first quarter of 2010:

•	YRC National Transportation adjusted operating ratio improved by 5.6 points, tons per day up 7.9% and revenue per shipment up 3.3%

•	YRC Regional Transportation adjusted operating ratio improved by 0.9 points, tons per day up 16.2% and revenue per shipment up 7.7%

Outlook

During April 2011, YRC National and our Regional companies’ tons per day increased by 7.6% and 8.5%, respectively, over April 2010.

“With the operating momentum we achieved exiting the first quarter, which continued into April, we expect to achieve positive adjusted EBITDA in the second quarter of 2011,” stated Trubeck.

In addition, the company has the following updated expectations for full year 2011:

•	Gross capital expenditures in the range of $100 million to $125 million

•	Excess property sales in the range of $30 million to $40 million

Review of Financial Results

YRC Worldwide Inc. will host a conference call with the investment analyst community today, Friday, May 6, 2011, beginning at 9:30am ET, 8:30am CT. The conference call will be open to listeners via the YRC Worldwide website yrcw.com. An audio playback will be available after the call also via the YRC Worldwide website.

Certain Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure that reflects the company’s earnings before interest, taxes, depreciation, and amortization expense, and further adjusted for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals and certain other items, including restructuring professional fees and results of permitted dispositions and discontinued operations as defined in the company’s credit agreement. Adjusted EBITDA and adjusted operating loss are used for internal management purposes as a financial measure that reflects the company’s core operating performance. In addition, management uses adjusted EBITDA to measure compliance with financial covenants in the company’s credit agreement. However, this financial measure should not be construed as a better measurement than operating income, operating cash flow or earnings per share, as defined by generally accepted accounting principles.

Adjusted EBITDA has the following limitations:

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to fund restructuring professional fees, service interest or principal payments on our outstanding debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements;

•

Equity-based compensation is an element of our long-term incentive compensation program, although adjusted EBITDA excludes it as an expense when presenting our ongoing operating performance for a particular period; and

•	Other companies in our industry may calculate adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA should not be considered a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using adjusted EBITDA as a secondary measure. The company has provided reconciliations of its non-GAAP measures (adjusted EBITDA, adjusted EBITDA excluding insurance charges, and adjusted operating loss) to GAAP measures within the supplemental financial information in this release.

*    *    *    *    *

Important Information about the Restructuring

This news release is for informational purposes only and does not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy, any securities referred to herein and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. Any offer and sale of securities referred to herein has not been registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States absent an applicable exemption from registration requirements.

Forward-Looking Statements:

This news release and statements made on the conference call for shareholders and the investment community contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “will,” “expect,” “believe,” “continue” and similar expressions are intended to identify forward-looking statements. It is important to note that any restructuring will be subject to a number of significant conditions, including, among other things, the satisfaction or waiver of the conditions contained in definitive agreements related to the restructuring and the lack of unexpected or adverse litigation results. The company cannot provide you with any assurances that the conditions contained in definitive agreements related to the restructuring will be satisfied or that the restructuring can be completed in the timeframes required under the company’s various agreements with its stakeholders. The company cannot provide you with any assurances that any restructuring can be completed out-of-court or whether the company will be required to implement the restructuring under the supervision of a bankruptcy court, in which event, the company cannot provide you with any assurances that the terms of any such restructuring will not be substantially and materially different from that described in this news release or statements made on the conference call for shareholders and the investment community or that an effort to implement an in-court restructuring would be successful. In addition, even if a restructuring is completed, the company’s future results could differ materially from any results projected in such forward-looking statements because of a number of factors, including (among others), the effect of any restructuring, whether out-of-court or in-court, may have on the company’s customers’ willingness to ship their products on the company’s transportation network, the company’s ability to generate sufficient cash flows and liquidity to fund operations, which raises substantial doubt about the company’s ability to continue as a going concern, inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the SEC, including the company’s Annual Report on Form 10-K for the year ended December 31, 2010.

The company’s expectations regarding future asset dispositions are only its expectations regarding these matters. Actual dispositions will be determined by the availability of capital and willing buyers and counterparties in the market and the outcome of discussions to enter into and close any such transactions on negotiated terms and conditions, including (without limitation) usual and ordinary closing conditions such as favorable title reports or opinions and favorable environmental assessments of specific properties.

The company’s expectations regarding liquidity, working capital and cash flow are only its expectations regarding these matters. Actual liquidity, working capital and cash flow will depend upon (among other things) completion of the restructuring, the company’s operating results, the timing of its receipts and disbursements, the company’s access to credit facilities or credit markets, the company’s ability to continue to defer (until completion of, and subject to the terms of, the restructuring) interest and fees under the company’s credit agreement and ABS facility and interest and principal under the company’s contribution deferral agreement, the continuation of the wage, benefit and work rule concessions under the company’s modified labor agreement and temporary cessation of pension contributions (until June 1, 2011), and the factors identified in the preceding and following paragraphs.

The company’s expectations regarding its capital expenditures are only its expectations regarding this matter. Actual expenditures could differ materially based on a number of factors, including (among others) the factors identified in the preceding and following paragraphs.

The company’s expectations regarding interest and fees (including any deferred amounts) are only its expectations regarding these matters. Actual interest and fees (including any deferred amounts) could differ based on a number of factors, including (among others) the company’s expected borrowings under the company’s credit agreement and the ABS facility, which is affected by revenue and profitability results and the factors that affect revenue and profitability results (including the risk factors that are from time to time included in the company’s reports filed with the SEC), and the company’s ability to continue to defer (until completion of, and subject to the terms of, the restructuring) the payment of interest and fees pursuant to the terms of the company’s credit agreement, ABS facility and pension fund contribution deferral agreement, as applicable.

The company’s expectations regarding the impact of, and the service and operational improvements and collateral and cost reductions due to, the integration of Yellow Transportation and Roadway, improved safety performance, right-sizing the network, consolidation of support functions, the company’s credit ratings and the timing of achieving the improvements and cost reductions could differ materially from actual improvements and cost reductions based on a number of factors, including (among others) the factors identified in the preceding and following paragraphs, the ability to identify and implement cost reductions in the time frame needed to achieve these expectations, the success of the company’s operating plans and programs, the company’s ability to successfully reduce collateral requirements for its insurance programs, which in turn is dependent upon the company’s safety performance, ability to reduce the cost of claims through claims management, the company’s credit ratings and the requirements of state workers’ compensation agencies and insurers for collateral for self insured portions of workers’ compensation programs, the need to spend additional capital to implement cost reduction opportunities, including (without limitation) to terminate, amend or renegotiate prior contractual commitments, the accuracy of the company’s estimates of its spending requirements, changes in the company’s strategic direction, the need to replace any unanticipated losses in capital assets, approval of the affected unionized employees of changes needed to complete the integration under the company’s union agreements, the readiness of employees to utilize new combined processes, the effectiveness of deploying existing technology necessary to facilitate the combination of processes, the ability of the company to receive expected price for its services from the combined network and customer acceptance of those services.

The company’s expectations regarding the rate and timing of pricing and revenue mix improvements are only its expectations regarding these matters. Actual rate and timing of pricing and revenue mix improvements could differ based on a number of factors including (among others) general economic trends and excess capacity within the industry, and the factors that affect revenue results (including the risk factors that are from time to time included in the company’s reports filed with the SEC).

The company’s expectations regarding the timing and degree of market share growth are only its expectations regarding these matters. Actual timing and degree of market share growth could differ based on a number of factors including (among others) the company’s ability to persuade existing customers to increase shipments with the company and to attract new customers, and the factors that affect revenue results (including the risk factors that are from time to time included in the company’s reports filed with the SEC).

The company’s expectations regarding taxes are only its expectations regarding these matters. Actual taxes, including tax rates and refunds, could differ materially based on a number of factors, including (among others) variances in pre-tax earnings on both a consolidated and business unit basis, variance in pre-tax earnings by jurisdiction, impacts on our business from the factors described above, variances in estimates on non-deductible expenses, tax authority audit adjustments, change in tax rates and availability of tax credits.

*    *    *    *    *

About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is a leading provider of transportation and global logistics services. It is the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, Reddaway, Holland and New Penn, and provides China-based services through its Jiayu and JHJ joint ventures. YRC Worldwide has the largest, most comprehensive less-than-truckload (LTL) network in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Investor Contact:	Paul Liljegren
913-696-6108
paul.liljegren@yrcw.com

Media Contact:	Suzanne Dawson
Linden, Alschuler & Kaplan
212-329-1420
sdawson@lakpr.com

Web site: www.yrcw.com

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide

CONSOLIDATED BALANCE SHEETS

YRC Worldwide Inc. and Subsidiaries

(Amounts in thousands)

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$156,685	$143,017
Accounts receivable, net	497,915	442,500
Prepaid expenses and other	205,559	182,515

Total current assets	860,159	768,032

PROPERTY AND EQUIPMENT:
Cost	3,210,515	3,237,971
Less - accumulated depreciation	1,710,077	1,687,397

Net property and equipment	1,500,438	1,550,574

OTHER ASSETS:
Intangibles, net	135,151	139,525
Other assets	128,595	134,802

Total assets	$2,624,343	$2,592,933

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$165,940	$147,112
Wages, vacations, and employees’ benefits	205,517	196,486
Other current and accrued liabilities	482,077	452,226
Current maturities of long-term debt	780,898	222,873

Total current liabilities	1,634,432	1,018,697

OTHER LIABILITIES:
Long-term debt, less current portion	334,627	837,262
Deferred income taxes, net	119,588	118,624
Pension and post retirement	452,280	447,928
Claims and other liabilities	371,062	360,439

SHAREHOLDERS’ DEFICIT:
Preferred stock, $1 par value per share	—	—
Common stock, $0.01 par value per share	479	477
Capital surplus	1,644,290	1,643,277
Accumulated deficit	(1,601,294)	(1,499,514)
Accumulated other comprehensive loss	(235,988)	(239,626)
Treasury stock, at cost (123 shares)	(92,737)	(92,737)

Total YRC Worldwide Inc. shareholders’ deficit	(285,250)	(188,123)
Non-controlling interest	(2,396)	(1,894)

Total shareholders’ deficit	(287,646)	(190,017)

Total liabilities and shareholders’ deficit	$2,624,343	$2,592,933

STATEMENTS OF CONSOLIDATED OPERATIONS

YRC Worldwide Inc. and Subsidiaries

For the three months ended March 31, 2011

(Amounts in thousands except per share data)

(Unaudited)

	Three Months
	2011	2010

OPERATING REVENUE	$1,122,886	$987,144

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	680,818	651,078
Equity based compensation (benefit) expense	(1,053)	109,871
Operating expenses and supplies	277,196	237,368
Purchased transportation	119,662	94,100
Depreciation and amortization	49,296	50,633
Other operating expenses	67,900	63,194
(Gains) losses on property disposals, net	(2,959)	8,799
Impairment charges	—	5,281

Total operating expenses	1,190,860	1,220,324

OPERATING LOSS	(67,974)	(233,180)

NONOPERATING EXPENSES:
Interest expense	38,803	40,927
Other, net	43	1,906

Nonoperating expenses, net	38,846	42,833

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(106,820)	(276,013)
INCOME TAX BENEFIT	(4,551)	(5,878)

NET LOSS FROM CONTINUING OPERATIONS	(102,269)	(270,135)
NET LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	(4,004)

NET LOSS	(102,269)	(274,139)
LESS: NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(489)	—

NET LOSS ATTRIBUTABLE TO YRC WORLDWIDE INC	$(101,780)	$(274,139)

AVERAGE COMMON SHARES OUTSTANDING-BASIC AND DILUTED	47,638	20,849

BASIC AND DILUTED LOSS PER SHARE
LOSS FROM CONTINUING OPERATIONS	$(2.14)	$(12.96)
LOSS FROM DISCONTINUED OPERATIONS	—	(0.19)

NET LOSS PER SHARE	$(2.14)	$(13.15)

AMOUNTS ATTRIBUTABLE TO YRC WORLDWIDE INC. COMMON SHAREHOLDERS:
LOSS FROM CONTINUING OPERATIONS, NET OF TAX	$(101,780)	$(270,135)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	(4,004)

NET LOSS	$(101,780)	$(274,139)

The number of shares and the per share amounts for all periods presented within this release reflect the 1:25 reverse stock split which was effective on October 1, 2010.

STATEMENTS OF CONSOLIDATED CASH FLOWS

YRC Worldwide Inc. and Subsidiaries

For the three months ended March 31

(Amounts in thousands)

(Unaudited)

	2011	2010

OPERATING ACTIVITIES:
Net loss	$(102,269)	$(274,139)
Noncash items included in net loss:
Depreciation and amortization	49,296	52,261
Amortization of deferred debt costs	9,481	10,516
Impairment charges	—	5,281
Equity based compensation (benefit) expense	(1,053)	109,871
(Gains) losses on property disposals, net	(2,959)	8,999
Deferred income tax benefit	(329)	(5,841)
Other noncash items	1,799	1,964
Changes in assets and liabilities, net:
Accounts receivable	(55,415)	(1,317)
Accounts payable	18,988	15,811
Other operating assets	(21,923)	71,213
Other operating liabilities	58,130	23,671

Net cash provided by (used in) operating activities	(46,254)	18,290

INVESTING ACTIVITIES:
Acquisition of property and equipment	(10,062)	(3,731)
Proceeds from disposal of property and equipment	11,577	7,637
Other	(161)	—

Net cash provided by investing activities	1,354	3,906

FINANCING ACTIVITIES:
ABS borrowings (payments), net	24,449	(28,618)
Issuance of long-term debt	52,775	119,748
Repayment of long-term debt	(15,130)	(59,363)
Debt issuance costs	(3,526)	(7,030)
Equity issuance costs	—	(14,458)

Net cash provided by financing activities	58,568	10,279

NET INCREASE IN CASH AND CASH EQUIVALENTS	13,668	32,475

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	143,017	97,788

CASH AND CASH EQUIVALENTS, END OF PERIOD	$156,685	$130,263

SUPPLEMENTAL CASH FLOW INFORMATION
Income tax refund, net	$10,573	$81,272
Pension contribution deferral transfer to long-term debt	—	3,488
Lease financing transactions	8,985	4,700
Interest paid in stock for the 6% Notes	2,082	—

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended March 31

(Amounts in thousands)

(Unaudited)

SEGMENT INFORMATION

	Three Months
	2011	2010	%

Operating revenue:
YRC National Transportation	$730,044	$663,063	10.1
Regional Transportation	366,069	309,154	18.4
Truckload	25,207	26,885	(6.2)
Eliminations and other	1,566	(11,958)

Consolidated	1,122,886	987,144	13.8

Operating loss:
YRC National Transportation	(51,288)	(185,060)
Regional Transportation	(1,178)	(39,631)
Truckload	(3,850)	(3,061)
Corporate and other	(11,658)	(5,428)

Consolidated	$(67,974)	$(233,180)

Operating ratio:
YRC National Transportation	107.0%	127.9%
Regional Transportation	100.3%	112.8%
Truckload	115.3%	111.4%
Consolidated	106.1%	123.6%

(Gains) losses on property disposals, net:
YRC National Transportation	$532	$4,949
Regional Transportation	(3,477)	3,670
Truckload	11	42
Corporate and other	(25)	138

Consolidated	$(2,959)	$8,799

Operating ratio is calculated as 100 minus the result of dividing operating income by operating revenue or plus the result of dividing operating loss by operating revenue, and expressed as a percentage.

SUPPLEMENTAL INFORMATION

	March 31, 2011	December 31, 2010
Debt:
Term loan ($254,210 and $257,136 par value)	$254,801	$257,831
Revolving credit facility (capacity $706,431 and $713,699)	175,982	142,910

Credit agreement debt	430,783	400,741
364-day asset backed securitization (capacity $325,000, borrowing base $217,492 and $189,232)	147,237	122,788

Total lender debt	578,020	523,529
Lease financing obligations	339,227	338,437
Pension contribution deferral agreement	138,498	139,094
Contingent convertible senior notes (stated at par value)	1,870	1,870
6% convertible senior notes ($69,410 par value)	56,789	56,090
Other	1,121	1,115

Total debt	$1,115,525	$1,060,135

Letters of credit:
Revolving credit facility	$457,055	$454,566
364-day Asset backed securitization	64,681	61,180

Total letters of credit	$521,736	$515,746

Deferred interest and fees (included in ‘Other current and accrued liabilities’)
Credit agreement debt	$146,319	$128,106
364-day asset backed securitization	20,941	17,651
Pension contribution deferral agreement	10,905	9,102

Total deferred interest and fees	$178,165	$154,859

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

(Amounts in thousands)

(Unaudited)

For the Three Months Ended March 31		2011	2010
Operating revenue		$1,122,886	$987,144
Adjusted operating ratio		104.6%	109.2%

Reconciliation of operating loss to adjusted EBITDA:
Operating loss		$(67,974)	$(233,180)
(Gains) losses on property disposals, net		(2,959)	8,799
Impairment charges		—	5,281
Union equity awards		—	107,979
Letter of credit expense		8,082	8,353
Restructuring professional fees (1)		8,489	12,145
Permitted dispositions and other (2)		2,207	—

Adjusted operating loss		(52,155)	(90,623)

Depreciation and amortization		49,296	50,633
Equity based compensation expense		(1,053)	1,892
Other nonoperating, net		507	(790)

Adjusted EBITDA		$(3,405)	$(38,888)

	January 2011	February 2011	March 2011
Reconciliation of operating loss to adjusted EBITDA:
Operating loss	$(23,251)	$(21,081)	$(23,642)
(Gains) losses on property disposals, net	(4,280)	102	1,219
Letter of credit expense	2,774	2,509	2,799
Restructuring professional fees (1)	2,856	2,219	3,414
Permitted dispositions and other (2)	29	(33)	2,211

Adjusted operating loss	(21,872)	(16,284)	(13,999)

Depreciation and amortization	15,362	15,237	18,697
Equity based compensation expense	226	(1,407)	128
Other nonoperating, net	253	(436)	690

Adjusted EBITDA	$(6,031)	$(2,890)	$5,516
Insurance charges (2)	—	—	14,741

Adjusted EBITDA, excluding insurance charges	$(6,031)	$(2,890)	$20,257

		2011	2010
Reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities:
Adjusted EBITDA		$(3,405)	$(38,888)
Restructuring professional fees (1)		(8,489)	(12,145)
Permitted dispositions and other not included in adjusted EBITDA		—	(2,135)
Cash interest		(10,514)	(10,876)
Working capital cash flows, net		(34,419)	1,062

Net cash used in operating activities before income taxes		(56,827)	(62,982)
Cash income tax refunds, net		10,573	81,272

Net cash provided by (used in) operating activities		$(46,254)	$18,290

Adjusted operating ratio is calculated as 100 minus the result of dividing adjusted operating income by operating revenue or plus the result of dividing adjusted operating loss by operating revenue, and expressed as a percentage.

(1)	Adjusted EBITDA is presented inclusive of the add-back of all restructuring professional fees for all periods presented, without regard to the terms of the Credit Agreement in effect for the respective periods. As previously reported, for the first quarter of 2011, the company and its lenders have eliminated the Adjusted EBITDA covenant and are in discussions to establish new convenants in connection with the completion of the restructuring of the company’s balance sheet. Had the company followed the definition of Adjusted EBITDA that was in place within the Credit Agreement prior to elimination of the covenant, (i) the portion of restructuring professional fees that would be added back in determining Adjusted EBITDA for the first quarter of 2011 would have been limited by approximately $6.9 million and (ii) no restructuring professional fees would have been added back in determining Adjusted EBITDA for the first quarter of 2010.
(2)	Insurance charges exclude approximately $2.7 million of insurance charges related to our permitted dispositions under the Credit Agreement. Total insurance charges of approximately $17.4 million are include in our operating loss.

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended March 31

(Amounts in thousands)

(Unaudited)

	2011	2010
Adjusted EBITDA by segment:
YRC National	$(16,033)	$(50,779)
Regional	12,183	10,834
Truckload	(1,548)	(77)
Corporate and other	1,993	1,135

Adjusted EBITDA	$(3,405)	$(38,888)

YRC National segment
Operating Revenue	$730,044	$663,063
Adjusted operating ratio	106.1%	111.7%

Reconciliation of operating loss to adjusted EBITDA:
Operating loss	$(51,288)	$(185,060)
(Gains) losses on property disposals, net	532	4,949
Impairment charges	—	3,281
Union equity awards	—	83,069
Letter of credit expense	6,352	6,503
Restructuring professional fees (1)	—	9,534

Adjusted operating loss	(44,404)	(77,724)

Depreciation and amortization	27,368	26,978
Reimer Finance Co. dissolution (foreign exchange)
Other nonoperating, net	1,003	(33)

Adjusted EBITDA	$(16,033)	$(50,779)

Adjusted EBITDA as % of operating revenue	-2.2%	-7.7%

Regional segment
Operating Revenue	$366,069	$309,154
Adjusted operating ratio	100.8%	101.7%

Reconciliation of operating income (loss) to adjusted EBITDA:
Operating loss	$(1,178)	$(39,631)
(Gains) losses on property disposals, net	(3,477)	3,670
Impairment charges	—	2,000
Union equity awards	—	24,413
Letter of credit expense	1,602	1,705
Restructuring professional fees (1)	—	2,478

Adjusted operating loss	(3,053)	(5,365)

Depreciation and amortization	15,238	16,162
Other nonoperating, net	(2)	37

Adjusted EBITDA	$12,183	$10,834

Adjusted EBITDA as % of operating revenue	3.3%	3.5%

Adjusted operating ratio is calculated as 100 minus the result of dividing adjusted operating income by operating revenue or plus the result of dividing adjusted operating loss by operating revenue, and expressed as a percentage.

(1)	Adjusted EBITDA is presented inclusive of the add-back of all restructuring professional fees for all periods presented, without regard to the terms of the Credit Agreement in effect for the respective periods. As previously reported, for the first quarter of 2011, the company and its lenders have eliminated the Adjusted EBITDA covenant and are in discussions to establish new convenants in connection with the completion of the restructuring of the company’s balance sheet. Had the company followed the definition of Adjusted EBITDA that was in place within the Credit Agreement prior to elimination of the covenant, (i) the portion of restructuring professional fees that would be added back in determining Adjusted EBITDA for the first quarter of 2011 would have been limited by approximately $6.9 million and (ii) no restructuring professional fees would have been added back in determining Adjusted EBITDA for the first quarter of 2010.

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended March 31

(Amounts in thousands)

(Unaudited)

	2011	2010
Truckload segment
Operating Revenue	$25,207	$26,885
Adjusted operating ratio	114.9%	108.6%

Reconciliation of operating loss to adjusted EBITDA:
Operating loss	$(3,850)	$(3,061)
(Gains) losses on property disposals, net	11	42
Union equity awards	—	497
Letter of credit expense	81	85
Restructuring professional fees (1)	—	134

Adjusted operating loss	(3,758)	(2,303)

Depreciation and amortization	2,210	2,226
Other nonoperating, net		—

Adjusted EBITDA	$(1,548)	$(77)

Adjusted EBITDA as % of operating revenue	-6.1%	-0.3%

Corporate and other segment

Reconciliation of operating loss to adjusted EBITDA:
Operating loss	$(11,658)	$(5,428)
(Gains) losses on property disposals, net	(25)	138
Letter of credit expense	47	60
Restructuring professional fees (1)	8,489	—
Permitted dispositions and other	2,207	—

Adjusted operating loss	(940)	(5,230)

Depreciation and amortization	4,480	5,266
Equity based compensation expense	(1,053)	1,892
Other nonoperating, net	(494)	(793)

Adjusted EBITDA	$1,993	$1,135

Adjusted operating ratio is calculated as 100 minus the result of dividing adjusted operating income by operating revenue or plus the result of dividing adjusted operating loss by operating revenue, and expressed as a percentage.

(1)	Adjusted EBITDA is presented inclusive of the add-back of all restructuring professional fees for all periods presented, without regard to the terms of the Credit Agreement in effect for the respective periods. As previously reported, for the first quarter of 2011, the company and its lenders have eliminated the Adjusted EBITDA covenant and are in discussions to establish new convenants in connection with the completion of the restructuring of the company’s balance sheet. Had the company followed the definition of Adjusted EBITDA that was in place within the Credit Agreement prior to elimination of the covenant, (i) the portion of restructuring professional fees that would be added back in determining Adjusted EBITDA for the first quarter of 2011 would have been limited by approximately $6.9 million and (ii) no restructuring professional fees would have been added back in determining Adjusted EBITDA for the first quarter of 2010.

YRC Worldwide Inc.

Segment Statistics

(amounts in thousands except workdays and per unit data)

	YRC National Transportation
	1Q11	1Q10	4Q10	Y/Y %	Sequential %
Workdays	63.5	63.0	62.5

Total picked up revenue(a)	$735,472	$664,409	$711,274	10.7	3.4
Total tonnage	1,666	1,532	1,618	8.7	3.0
Total tonnage per day	26.24	24.32	25.89	7.9	1.4
Total shipments	2,883	2,691	2,789	7.1	3.4
Total shipments per day	45.41	42.72	44.63	6.3	1.7
Total revenue/cwt.	$22.07	$21.68	$21.98	1.8	0.4
Total revenue/shipment	$255	$247	$255	3.3	0.0
Total weight/shipment	1,156	1,139	1,160	1.5	(0.4)

Reconciliation of operating revenue to total picked up revenue:
Operating revenue	$730,044	$663,063	$725,093
Change in revenue deferral and other	5,428	1,346	(13,819)

Total picked up revenue	$735,472	$664,409	$711,274

	Regional Transportation
	1Q11	1Q10	4Q10	Y/Y %	Sequential %
Workdays	64.5	64.5	60.0

Total picked up revenue(a)	$366,876	$310,150	$338,634	18.3	8.3
Total tonnage	1,750	1,506	1,619	16.2	8.1
Total tonnage per day	27.13	23.35	26.99	16.2	0.5
Total shipments	2,393	2,179	2,273	9.8	5.3
Total shipments per day	37.10	33.78	37.89	9.8	(2.1)
Total revenue/cwt.	$10.48	$10.30	$10.46	1.8	0.3
Total revenue/shipment	$153	$142	$149	7.7	2.9
Total weight/shipment	1,463	1,382	1,425	5.8	2.7

Reconciliation of operating revenue to total picked up revenue:
Operating revenue	$366,069	$309,154	$339,078
Change in revenue deferral and other	807	996	(444)

Total picked up revenue	$366,876	$310,150	$338,634

(a)	Does not equal financial statement revenue due to revenue recognition adjustments between accounting periods.

‘Total picked up revenue’ is a non-GAAP measure which is used to calculate statistical information above such as Total revenue/cwt. and Total revenue/shipment. The number of shipments and number of tons shown above are consistent with the ‘Total picked up revenue.’ A reconciliation of ‘Total picked up revenue’ to the GAAP measure ‘Operating Revenue’ for each segment is shown above. ‘Total picked up revenue’ and the related statistical information provide relative benchmarks for the company’s volume and pricing performance and trends comparable to other LTL companies.